Exhibit 4.1

ARTICLES OF AMENDMENT

TO AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF DIAMETRICS MEDICAL INC.

1.	The name of the corporation is DIAMETRICS MEDICAL INC., a Minnesota Corporation (the “Corporation”).

2.	Subparagraph (1) of Article III of the Corporation’s Amended and Restated Articles of Incorporation is hereby amended to read in its entirety:

The total number of shares of capital stock which the corporation is authorized to issue shall be 10,050,000 shares, consisting of 10,000,000 shares of common stock, par value $1.00 per share (“Common Stock”), and 50,000 shares of preferred stock, par value $1.00 per share (“Preferred Stock”).

3.	This amendment was duly adopted by the Board of Directors on June 15, 2006, pursuant to Chapter 302A of the Minnesota Business Corporation Act.

4.	This amendment shall be effective as of June 30, 2006, the record date of the reverse stock split approved by the Board of Directors on June 15, 2006. This amendment reflects the total number of authorized shares of the Corporation immediately after the reverse stock split.

5.	The reverse stock split shall be effected as a one-for-one hundred division of all shares of common stock authorized as of the record date, immediately prior to the effectiveness of this amendment. Issued and outstanding shares of common stock resulting from the reverse stock split shall be distributed to shareholders on the payable date, June 30, 2006.

6.	In accordance with Section 302A.402, Subdivision 3(b), of the Minnesota Business Corporation Act, this amendment will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares of any class or series that remains unissued after the reverse stock split exceeding the percentage of authorized shares of that class or series that were unissued before the stock split.

IN WITNESS WHEREOF, the undersigned, acting in his capacity as the Secretary of the Corporation, has executed these Articles of Amendment this 16th day of June 2006.

/s/ Heng Chuk
Heng Chuk, Secretary